Exhibit 99.1

Kimball Electronics, Inc. Announces Stock Repurchase Plan

JASPER, Ind., Aug. 24, 2017 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced that the Board of Directors (the “Board”) of Kimball Electronics, Inc., at its August 23, 2017 meeting, authorized an extension of the current stock repurchase plan (“Plan”) that was originally authorized in October 2015, and extended in September 2016, allowing a repurchase of up to an additional $20 million of common stock of the Company. This extension brings the total amount of authorized share repurchases under the plan to $60 million, with no expiration. The Plan may be suspended or discontinued at any time.

Purchases may be made under various programs, including in open-market transactions, block transactions on or off an exchange, or in privately negotiated transactions, all in accordance with applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. Repurchases may also be made under a Rule 10b5-1 program, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws.

The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements, and other corporate considerations, as determined by the Company’s management team. The Company expects to finance the additional purchases with existing liquidity.

“Our Board of Directors and management believe the stock repurchase program is an indication of the strength of our balance sheet, demonstrates confidence in our growth strategy, and a commitment to delivering shareholder value,” said Mike Sergesketter, Vice President and Chief Financial Officer of Kimball Electronics.

About Kimball Electronics, Inc.
Recognized with a reputation for excellence, Kimball Electronics is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics employees know they are part of a company culture that builds lasting relationships and global success for customers while enabling employees to share in the Company’s success through personal, professional, and financial growth.

Kimball Electronics trades under the symbol “KE” on The NASDAQ Stock Market. Kimball Electronics is a global contract electronic manufacturing services (“EMS”) company that specializes in durable electronics for the automotive, medical, industrial, and public safety end markets. Kimball Electronics is well recognized by customers and industry trade publications for its excellent quality, reliability, and innovative service. From its manufacturing operations in the United States, China, Mexico, Poland, Romania, and Thailand, Kimball Electronics provides electronic manufacturing services, including engineering and supply chain support, which utilize common production and support capabilities to a variety of industries globally. Kimball Electronics is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.